190 Carondelet Plaza, Suite 1530
Clayton, MO 63105-3443

John E. Fischer
Vice President and Chief Financial Officer
Tel: 314-480-1405

May 14, 2009

United States Securities and Exchange Commission
Washington, DC 20549-7010

Attn:  Nudrat Salik, Division of Corporation Finance

Dear Ms. Salik:

Re:      Form 10-K for fiscal year ended December 31, 2008
Form 10-Q for the period ended March 31, 2009
File No. 1-1070

This letter will confirm our telephone conversation of May 14, 2009.  Olin Corporation will provide its responses to your letter dated May 11, 2009, on or before June 12, 2009.

Sincerely,

/s/ John E. Fischer

John E. Fischer
Vice President and Chief Financial Officer